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                                                                    EXHIBIT 3.17

                  AMENDED AND RESTATED ARTICLES OF ORGANIZATION


                  FIRST: The name of said limited liability company shall be:
Arbors West Realty OH, LLC.

                  SECOND: This limited liability company shall exist for a period of unlimited/perpetual.

                  THIRD: The address to which interested persons may direct requests for copies of any operating agreement and any bylaws of this limited liability company is: 111 West Michigan Street, Milwaukee, Wisconsin, 53203.

                  FOURTH: None.

                  FIFTH:

                  1. The LLC shall be a "sole asset entity" as required by the Secretary of Housing and Urban Development, whose sole asset shall be Arbors West located at 375 West Main Street, West Jefferson, Madison County, Ohio ("Project").

                  2. The LLC shall not be voluntarily dissolved prior to December 31, 2040.

                  3. Notwithstanding anything else to the contrary stated in the Articles of Organization, the LLC shall not indemnify any member except where applicable state law requires such indemnification.

                  Notwithstanding any other provision in the Articles of Organization to the contrary, as long as the Secretary of the Department of Housing and Urban Development ("Secretary") or the Secretary's successors or assigns is the insurer or holder of the note secured by the mortgage on the Project.

                  AMENDMENTS. No amendment to the Articles of Organization that result in any of the following will have any force or effect without the prior written consent of the Secretary:

                  (a)      Any amendment that modifies the term of the LLC;

                  (b) Any amendment that activates the requirement that a HUD previous participation certification be obtained from any additional Member;

                  (c) Any amendment that in any way affects the note, mortgage, or security agreement on the Project or the Regulatory Agreement between HUD and the LLC (the "Regulatory Agreement");

                  (d) Any amendment that would authorize any Member other than the sole member or managing member to bind the LLC for all matters concerning the Project with required HUD's consent or approval;



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                  (e)      A change in the members of the LLC;

                  (f) Any change in the guarantor(s) of any obligation to the Secretary; or

                  (g)      Any amendment to these Articles of Organization.

                  AUTHORITY OF LLC. The LLC is authorized to execute a note, mortgage and security agreement in order to secure a loan to be insured by the Secretary and to execute the Regulatory Agreement and other documents required in connection with the HUD-insured loan.

                  NEW MEMBERS. No person shall become a Member with at least a 25% financial interest unless s/he meet the applicable requirements for HUD previous participation clearance. A Member may neither be added or substituted without the prior written approval of the Secretary. Any incoming Member shall, as a condition of receiving an interest in the LCC, agree to be bound by the note, mortgage, security agreement, the Regulatory Agreement and any other documents required in connection with the HUD-insured loan to the same extent and on the same terms as the other Members.

                  TRANSFERS UPON DISSOLUTION. Notwithstanding any other provisions of these Articles of Organization, upon any dissolution, no title, or right to possession and control of the Project, and no right to collect the rents from the Project, shall pass to any Person who is not bound by the Regulatory Agreement in a manner satisfactory to the Secretary.

                  CONFLICTS WITH NOTE OR REGULATORY AGREEMENT. Notwithstanding any other provisions of the Articles of Organization, in the event that any provision of this Article of Organization conflicts with the Regulatory Agreement, the provision of the Regulatory Agreement shall control.

                  NO VOLUNTARY DISASSOCIATION. So long as the Secretary's successors or assigns is the insurer or holder of the note on the Project, the LLC may not voluntarily be dissolved or disassociated or changed to another type of entity without the prior written approval of the Secretary, and any Member may not be voluntarily changed to a limited liability company or partnership.

                  PERSONAL LIABILITY. The Member(s), and any assignee of a Member, agree to be liable in their individual capacities to HUD with respect to the following matters:

                  (a) For funds or property of the Project coming into their hands, which by the provisions of the Regulatory Agreement, they are not entitled to retain; and

                  (b) For their own acts and deeds, or acts and deeds of others which they have authorized, in violation of the provisions of the Regulatory Agreement.

                  (c) For their acts which violate statutes governing the conduct of owners of multifamily projects with FHA-insured mortgages.


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                  LLC REPRESENTATIVES. Each Member is authorized to represent and bind the LLC with respect to all matters concerning the Project which require the consent or approval of the Secretary. The signature of any one Member shall bind the LLC in all such matters. If the LLC representatives under this article XIII are changed at any time, the LLC shall provide the Secretary with written notification of the name, address and telephone number of the new representative(s) within three (3) business days of such change.





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